Exhibit 99.1
SOURCE: Crexendo, Inc.

November 12, 2013 14:11 ET

Crexendo Reports Third Quarter 2013 Financial Results

PHOENIX, AZ--(Marketwired - Nov 12, 2013) -  Crexendo, Inc. (NYSE MKT: EXE), a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs, today reported financial results for its third quarter of 2013.

Financial highlights for Crexendo's third quarter of 2013 included:

Consolidated revenue for the third quarter of 2013 decreased 11% or $0.3 million to $2.4 million compared to $2.7 million for the second quarter of 2013 and decreased 37% or $1.5 million compared to $3.9 million for the third quarter of prior year.

Net loss for the third quarter of 2013 was $(1.6) million or $(0.15) per diluted common share, compared to net loss of $(806,000) or $(0.08) per diluted common share for the third quarter of prior year.
Cash used for operations for the third quarter of 2013 was $(1.5) million compared to cash used for operations of $(585,000) in second quarter of 2013 and cash used for operations of $(493,000) for the third quarter of prior year.

Segment Results

The Company has three operating segments, which consist of Crexendo Network Services, Crexendo Web Services and StoresOnline. Effective October 1, 2012, the Company changed its reporting segments to reflect the allocation of previously unallocated corporate expenses to each of the three operating segments. The Company revised its segment reporting to reflect changes in how the Chief Operating Decision Maker (CODM) internally measures performance and allocates resources. Segment operating results for the prior year has been revised to conform to current year segment operating results presentation.

Crexendo Network Services

Revenue for the third quarter of 2013 increased 196% to $696,000 compared to $235,000 in the prior year quarter. Network Services backlog, which is anticipated to be recognized within the next thirty-six to sixty months, increased to $5.2 million as of September 30, 2013 compared to $2.2 million as of September 30, 2012.
Total Network Services operating expenses for the third quarter of 2013 increased 34% to $2.1 million compared to $1.5 million for the prior year quarter.

Total segment loss before income taxes for the third quarter of 2013 increased 5% to $(1.4) million compared to $(1.3) million for the prior year quarter.

Crexendo Web Services

Revenue for the third quarter of 2013 decreased 7% to $533,000 from $575,000 in the prior year quarter. We anticipate that our revenue from our web service segment will continue to decline due to our strategic decision to limit our provision of web services to our enterprise sized customers. As a result of this shift in focus, our backlog has decreased $0.4 million to $0.8 million as of September 30, 2013 compared to $1.2 million as of June 30, 2013. This shift in focus will allow us to focus on our rapidly growing network services segment.

Total segment operating expenses for the third quarter of 2013 decreased 22% to $1.3 million compared to $1.6 million for the prior year quarter.

Total segment loss before income taxes for the third quarter of 2013 decreased 31% to $(721,000) compared to $(1.0) million for the prior year quarter.

StoresOnline

Revenue for the third quarter of 2013 decreased 61% to $1.2 million compared to $3.1 million for the prior year quarter.
Total segment operating expenses decreased 57% to $831,000 compared to $1.9 million for the prior year quarter.
Segment other income, primarily related to interest on the collection of accounts receivable for the third quarter of 2013 decreased 79% to $86,000 compared to $409,000 for the prior year quarter.

Total segment income before income taxes for the third quarter of 2013 decreased 71% to $454,000 compared to $1.5 million for the prior year quarter.

Steven G. Mihaylo, Chief Executive Officer, commented, "I am very pleased with the progress of the business; our results continue to be in line with our internal expectations and our plan for growing the business. I am also encouraged by the improving rate of decline in the cash balance we saw this quarter. I believe this shows that our cost reductions are having a positive impact on the business. While I am not certain this will continue since our EPTA's continue to decline and will no longer add to our cash balance, what we saw this quarter is a good metric. We continue to see improvements in our sales force results and the growth from sales and partners in our dealer channel. These are also very positive trends. We are holding our first Business Partners' Conference (BPC) this week in Phoenix, which demonstrates the growth, excitement, and support for this channel."

Mihaylo continued, "We continue to consolidate our focus and resources. We have determined that we will no longer be providing SEO services to customers other than enterprise and national accounts. This allows us to both reduce our work force and to fully concentrate on our 'sweet spot,' our business cloud based telephony as well as our soon to be released new web builder software platform. We also continue to look at our liquidity and I am discussing with the Board various debt and equity options. We expect to have clarity on that by year's end. We continue to monitor costs, sales and operations carefully. I continue to believe we are in the right space with the right products and people. I am very confident in our future."

Conference Call

The Company is hosting a conference call today, November 12, 2013 at 5:00 PM EST. The conference call will be broadcast live over the Internet at http://www.crexendo.com/investor. If you do not have Internet access, the telephone dial-in number is 800-723-6498 for domestic participants and 785-830-7989 for international participants. The conference ID to join the call is 3216093. Please dial in five to ten minutes prior to the beginning of the call at 5:00 PM EST.

About Crexendo

Crexendo is a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small, medium-sized and enterprise-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) being very pleased with the progress of the business; (ii) results continue to be in line with  internal expectations and plan; (iii) being encouraged by the improving rate of decline in the cash balance this quarter which has a positive impact on the business and is a good metric; (iv) continuing to see improvements in sales force results and the growth from sales and partners in the dealer channel; (v) seeing growth, excitement and support for dealer channel; (vi) continuing to consolidate focus and resources; (vii) discontinuing non-enterprise SEO allows reduction to the work force and allows the Company to concentrate on cloud based telephony as well as the soon to be released new web builder software platform; (viii) continuing  to look at its liquidity and discussing with the Board various debt and equity options and (ix) continuing to believe the Company is in the right space with the right products and people with management being very confident in the Company's future.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the year ended December 31, 2012, and Form 10Q's for the periods ending June 30 and September 30, 2013. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(Unaudited)

	September 30, 2013	December 31, 2012
Assets

Current Assets:
Cash and cash equivalents	$3,506	$7,440
Restricted cash	1,444	1,444
Trade receivables, net of allowance of doubtful accounts of $396 as of September 30, 2013 and $1,326 as of December 31, 2012	1,131	3,043
Inventories	150	171
Equipment financing receivables	68	28
Income taxes receivable	50	434
Prepaid expenses and other	565	333
Total Current Assets	6,914	12,893

Certificate of deposit	250	500
Long-term trade receivables, net of allowance of doubtful accounts of $92 as of September 30, 2013 and $196 as of December 31, 2012	103	395
Long-term equipment financing receivables	277	96
Property and equipment, net	2,417	3,172
Deferred income tax assets, net	105	103
Intangible assets	621	6
Goodwill	75	265
Other long-term assets	114	97
Total Assets	$10,876	$17,527

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$85	$418
Accrued expenses and other	1,139	3,010
Deferred income tax liability	105	103
Deferred revenue, current portion	1,099	3,052
Contingent consideration	87	-
Total Current Liabilities	2,515	6,583

Deferred revenue, net of current portion	103	399
Other long-term liabilities	-	253
Total Liabilities	2,618	7,235

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,741,343 shares outstanding as of September 30, 2013 and 10,669,201 shares outstanding as of December 31, 2012	11	11
Additional paid-in capital	50,641	49,824
Contingent consideration	276	-
Accumulated deficit	(42,670)	(39,543)
Total Stockholders' Equity	8,258	10,292
Total Liabilities and Stockholders' Equity	$10,876	$17,527

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$2,428	$3,865	$8,187	$14,034

Operating expenses:
Cost of revenue	1,044	1,233	3,056	3,952
Selling and marketing	712	987	2,337	2,904
General and administrative	1,745	2,440	5,035	8,214
Research and development	396	420	1,291	1,519
Goodwill impairment	265	-	265	-
Total operating expenses	4,162	5,080	11,984	16,589

Loss from operations	(1,734)	(1,215)	(3,797)	(2,555)

Other income (expense):
Interest income	78	383	443	1,649
Other income (expense), net	20	36	(13)	50
Total other income, net	98	419	430	1,699

Loss before income tax provision	(1,636)	(796)	(3,367)	(856)

Income tax (provision) benefit	(23)	(10)	240	130
Net loss	(1,659)	(806)	(3,127)	(726)

Net loss per common share:
Basic	$(0.15)	$(0.08)	$(0.29)	$(0.07)
Diluted	$(0.15)	$(0.08)	$(0.29)	$(0.07)

Dividends per common share:	$-	$0.02	$-	$0.04

Weighted average common shares outstanding:
Basic	10,713,961	10,666,816	10,688,786	10,610,813
Diluted	10,713,961	10,666,816	10,688,786	10,610,813

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Stockholders' Equity
Nine Months Ended September 30, 2013
(In thousands, except share data)
(Unaudited)

			Additional			Total
	Common Stock		Paid-in	Contingent	Accumulated	Stockholders'
	Shares	Amount	Capital	Consideration	Deficit	Equity
Balance, January 1, 2013	10,669,201	$11	$49,824	$-	$(39,543)	$10,292
Expense for stock options granted to employees	-	-	622	-	-	622
Common stock issued upon exercise of options	33,626	-	88	-	-	88
Contingent consideration	-	-	-	276	-	276
Issuance of common stock for business acquisition	38,516	-	107	-	-	107
Net loss	-	-	-	-	(3,127)	(3,127)
Balance, September 30, 2013	10,741,343	$11	$50,641	$276	$(42,670)	$8,258

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,127)	$(726)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Goodwill impairment	265	-
Lease abandonment	(606)	-
Depreciation and amortization	873	1,042
Expense for stock options issued to employees	622	617
Loss on disposal of property and equipment	11	-
Change in uncertain tax positions	(253)	(165)
Changes in assets and liabilities:
Trade receivables	2,204	10,471
Equipment financing receivables	(221)	(59)
Inventories	21	47
Income taxes receivable	384	213
Prepaid expenses and other	(232)	(96)
Other long-term assets	(17)	45
Accounts payable, accrued expenses and other	(1,592)	(696)
Deferred revenue	(2,249)	(10,449)
Other long-term liabilities	-	4
Net cash (used for) provided by operating activities	(3,917)	248
CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of certificate of deposit	250	-
Acquisition of property and equipment	(62)	(1,124)
Sale of property and equipment	7	-
Acquisition of PBX Central	(300)	-
Net cash used for investing activities	(105)	(1,124)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	88	498
Payments made on contingent consideration	-	(6)
Dividend payments	-	(635)
Net cash provided by (used in) financing activities	88	(143)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,934)	(1,019)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,440	8,658
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,506	$7,639

Supplemental disclosure of cash flow information:
Cash received during the period:
Income taxes	$371	$178
Supplemental disclosure of non-cash investing and financing information:
Purchases of property and equipment included in accounts payable	$-	$31
Business acquisition with stock (Note 9)	$107	$-
Contingent consideration related to acquisition (Note 9)	$363	$-
Exchange of property and equipment for services rendered	$4	$-

CONTACT INFORMATION
Contact
Crexendo, Inc.
Steven G. Mihaylo
CEO
602-345-7777
Smihaylo@crexendo.com